Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333-131153) on Form S-8 of Linn Energy, LLC of our report dated October 3, 2006, relating to our audit of the Statements of Direct Revenues and Direct Operating Expenses – Assets acquired from Stallion Energy LLC (formerly known as the Panhandle Properties) for the years ended December 31, 2005 and 2004, included in this Current Report on Form 8-K.

/s/ Hein & Associates LLP

Houston, Texas
April 20, 2007